Exhibit 4.2

AMENDMENT NO. 1
TO
GEOKINETICS INC. WARRANT TO PURCHASE
50,080 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE

This Amendment No. 1 (this “Amendment”), to the Warrant (defined below) is made as of May 9, 2012 by Geokinetics Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Warrant.

WHEREAS, Avista Capital Partners (Offshore), L.P. (the “Warrantholder”) holds that certain warrant to purchase 50,080 shares of the Company’s common stock, par value $0.01 per share, dated as of July 28, 2008 (the “Warrant”);

WHEREAS, the Company and the Warrantholder have agreed to, among other things, make certain amendments (the “Amendments”) to the adjustment provisions set forth in Section 8 of the Warrant;

WHEREAS, the Company and the holders of a majority of the 2008 Warrants representing at least 50% of the number of shares of Common Stock subject to all outstanding 2008 Warrants have consented to the Amendments;

NOW, THEREFORE, in consideration of the premises and of the covenants, understandings, undertakings and promises hereinafter set forth, and intending to be legally bound thereby, the Company hereby amends the Warrant as follows:

Section 1.               Amendment of Warrant.

(a)           Section 8(A) of the Warrant is hereby amended by adding a new Section 8(A)(6) as follows:

“6.                           Notwithstanding anything in this Warrant to the contrary, in the event of an adjustment to the Warrant Price as a result of the issuance (or deemed issuance) of any Additional Stock in connection with, relating to or arising from that certain Commitment Letter, dated March 16, 2012, among the Company, Avista Capital Partners, L.P. and the Warrantholder (as amended on March 29, 1012, the “Avista Letter”), including without limitation pursuant to any definitive documents subsequently entered into with any of the parties to the Avista Letter (or with any of their affiliates or associated persons or entities) or with Whitebox Advisors, LLC or Gates Capital Management, Inc. (or any of their affiliates or associated persons or entities) as a result of the exercise of the Preference Right (as defined in the Avista Letter), to any of the aforementioned persons or entities (or other third parties), in no event will the Warrant Price be adjusted, as a result of such issuance (or deemed issuance), to an amount lower than the price per share of the Common Stock in the last reported trade of the Common Stock on the NYSE Amex, or such other primary exchange on which the Common Stock is then listed or quoted, as quoted by Bloomberg, LP (or similar organization succeeding to its functions of reporting market prices), on the last trading day immediately preceding the date on which the Company is obligated to issue the securities exchangeable for such Additional Stock under the Avista Letter or otherwise.  In the event the Common Stock is no longer listed or quoted, then the price shall be determined in good faith by the Board of Directors of the Company.”

(b)           Section 8(B) of the Warrant is hereby amended by adding a new Section 8(B)(4) as follows:

“4.                                 The creation of the Series B-1 Senior Convertible Preferred Stock of the Company and the issuance of the Series B-1 Senior Convertible Preferred Stock of the Company in exchange for the Series B Senior Convertible Preferred Stock of the Company.”

(c)           The term “Series B Preferred Stock” is hereby replaced in each place that it appears in Section 8(A)(1) and Section 8(B)(3) of the Warrant with “Series B-1 Senior Convertible Preferred Stock.”

Section 2.               Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof.  The Company and, by accepting this Amendment, the Warrantholder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Amendment and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party anywhere in the world by the same methods as are specified for the giving of notices under the Warrant.  The Company and, by accepting this Amendment, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ACCEPTING THIS AMENDMENT, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AMENDMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 3.               Warrant Otherwise Unaffected.  Except as specifically amended by this Amendment, the Warrant, as hereby amended, shall continue in full force and effect in accordance with its terms.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the 9th day of May, 2012.

GEOKINETICS INC.

By:	/s/ Richard F. Miles
Richard F. Miles
President and Chief Executive Officer

[Amendment No. 1 to 2008 Warrant]